Avnet, Inc. 2211 South 47th Street Phoenix, AZ 85034

PRESS RELEASE

January 29, 2004

Avnet, Inc. Reports Second Quarter Fiscal 2004 Results
Profit Growth Accelerates

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) today reported revenue of $2.55 billion for its second quarter of fiscal year 2004, up 9% as compared with revenues of $2.35 billion in the prior year second quarter. The Company reported net income of $8.9 million, or $0.07 per share, in the second quarter of fiscal 2004 as compared with a net loss of $58.7 million, or $0.49 per share, in last year’s second quarter, both periods including restructuring charges. Excluding such charges, Avnet reported net income of $25.3 million, or $0.21 per share, in the second quarter of fiscal 2004 as compared with net income of $7.1 million, or $0.06 per share, in the second quarter of fiscal 2003.

For the second quarter of fiscal 2004, Avnet reported operating income of $34.2 million as compared with a loss of $75.2 million in the prior year second quarter, both periods including restructuring charges. Excluding such charges, operating income was $57.7 million, or 2.26% of sales, in the second quarter of fiscal 2004, up 83% as compared with operating income of $31.6 million, or 1.35% of sales, in last year’s second quarter. The second quarter of fiscal 2004 represents the sixth consecutive quarterly year-over-year improvement in operating income dollars and operating income margin excluding restructuring and other charges.

Technology Solutions (TS) sales of $1.22 billion exceeded previous guidance by management for its traditionally strong December quarter by growing 16% sequentially and 7% as compared with the second quarter of last year. The higher than expected growth within TS was due most notably to stronger software sales. Electronics Marketing (EM) sales of $1.33 billion were up 11% as compared with sales of $1.20 billion in the second quarter of last year and down 2% on a sequential quarterly basis. Much of the year-over-year growth experienced by EM was due to continued strong sales in Asia, where sales for the quarter were up 47% over the prior year second quarter. The sequential decline in EM’s sales was attributable to the fourteen-week first fiscal quarter as compared with thirteen weeks in the current quarter.

Commenting on the Company’s sales for the quarter, Chairman and Chief Executive Officer, Roy Vallee, stated: “Sales came in at the high end of our guidance as Technology Solutions had a very strong quarter, well ahead of expectations. We are very encouraged by the strong EM book-to-bill for the quarter and the strength of shipments early in January 2004. The market environment in which EM operates is clearly improving and we are well positioned to leverage our scale and scope advantages as sales growth accelerates.”

Operating income at both TS and EM showed significant improvement both year-over-year and sequentially. TS’s operating income of $30.4 million was up 40% and 66%, respectively, as compared with the second quarter of last year and the prior sequential quarter. Its operating income margin was 2.49% as compared with 1.90% in the second quarter of last year and 1.74% in the first quarter of the current year. EM’s operating income of $40.2 million was up 79% as compared with last year’s second quarter and was up 20% on a sequential quarterly basis. EM’s operating income margin continued to strengthen reaching 3.02% in the current year second quarter as compared with 1.87% in last year’s second quarter and 2.46% in the prior sequential quarter.

Mr. Vallee noted: “The strong operating performance by both Electronics Marketing and Technology Solutions reflects the significant operating leverage we have in our business. All of our profitability and productivity metrics improved at both business groups as evidenced by return on capital and NOPAT (net operating profit after tax) return on working capital reaching levels that we have not seen in 11 quarters at both EM and TS as well as at the consolidated level.”

The Company reported that it generated $100 million of free cash flow (as defined later in this release) during the second quarter of fiscal 2004, bringing the total for the first half of the year to approximately $153 million. As a result, the Company’s net debt position (consisting of debt of $1.387 billion less cash of $479 million) decreased to $908 million at the end of its second quarter of fiscal 2004. This compares with net debt of $2.90 billion at the end of December 2000, the beginning of the down-cycle.

Ray Sadowski, Chief Financial Officer, stated: “We had another quarter of positive cash flow as we generated $100 million of free cash. We continue to improve asset efficiency as working capital, consisting of trade receivables plus inventory less accounts payable, fell to an enterprise record of 17.0% of annualized sales at the end of the second quarter of fiscal 2004. Inventory turns again increased, receivables days fell, net days reached a record low and our operating income margin increased year-over-year for the sixth consecutive quarter as our ‘Driving Value’ ROCE-based management initiative continues to produce results.”

In connection with its previously announced $90 million cost reduction initiative, including the combination during the first half of fiscal 2004 of the Company’s former Computer Marketing and Applied Computing operating groups into the TS operating group, Avnet recorded restructuring charges in the second quarter of fiscal 2004 amounting to $23.5 million ($7.2 million requiring the use of cash and $16.3 million of non-cash charges) and $16.4 million after-tax, or $0.14 per share. The charges included costs for severance ($5.3 million), reserves for non-cancelable lease commitments, write-down of owned assets at facilities identified for consolidation and the impairment of certain owned assets in the Company’s European operations ($4.8 million), write-downs of certain capitalized IT-related initiatives ($12.9 million) and other items ($0.5 million). For the first half of the current fiscal year, including the $23.5 million recorded during the second quarter, the Company recorded restructuring and other charges amounting to $55.6 million ($24.5 million requiring the use of cash and $31.1 million of non-cash charges) and $38.5 million after-tax, or $0.32 per share. A portion of the non-cash charge recorded during the first quarter of the current fiscal year included the write-off of the remaining unamortized deferred loan costs associated with the Company’s multi-year credit facility terminated in September 2003 ($5.0 million).

The restructuring charges recorded in the second quarter and first half of fiscal 2003, which resulted from Avnet’s previous cost cutting measures, totaled $106.7 million pre-tax and $65.8 million after-tax, or $0.55 per share.

Mr. Sadowski further commented: “The planned cost reductions of approximately $90 million on an annualized basis continue to be implemented and are on schedule to be completed at the end of the fourth quarter of fiscal 2004 when the TS computer systems in Europe are consolidated. At this point, we do not expect that we will incur any further restructuring charges in connection with this cost reduction initiative.” Mr. Sadowski went on to say, “Roughly two-thirds of the $90 million of cost savings are reflected in our results so far and this should increase to about 85% in the third quarter of fiscal 2004 with the balance impacting the following two quarters.”

Mr. Vallee provided guidance for the third quarter of Avnet’s fiscal 2004 by stating: “We expect EM revenues to grow by 10-15% sequentially as the industry continues to recover and TS revenues to decline by 11-16% sequentially due to seasonal factors. Therefore, Avnet consolidated sales should be in the range of $2.50 to $2.60 billion, essentially flat as compared with the second quarter. Because of the shift in the mix of business towards the higher gross margin EM business and the impact of our cost cutting initiatives, we expect earnings per share to increase sequentially and be in the range of $0.22 - $0.25 per share.

For the first half of fiscal 2004, Avnet reported sales of $4.96 billion as compared with $4.52 billion in the first half of fiscal 2003. The Company also reported a net loss of $2.4 million, or $0.02 per share, in the first half of fiscal 2004 as compared with a net loss of $59.1 million, or $0.49 per share, in last year’s first half, both periods including restructuring charges. Excluding such charges, the Company reported net income of $36.1 million, or $0.30 per share in the current year’s first half as compared with net income of $6.6 million, or $0.06 per share, in the prior year first half. Due to the Company’s fiscal calendar, the six-month period ended January 3, 2004 contained 27 weeks, as compared with 26 weeks in the comparable period a year ago.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “anticipate”, “expect”, believe”, and “should”. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the effects of additional actions taken to lower costs, the Company’s ability to retain and grow market share, the Company’s ability to generate additional cash flow, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2003 and the Form 10-Q for the first quarter of fiscal 2004. Avnet is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP and Pro forma Financial Information

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (GAAP), the Company also discloses pro forma or non-GAAP results of operations that exclude certain items. Management believes that providing this additional information is useful to investors to better assess and understand operating performance, especially when comparing results with previous periods or forecasting performance for future periods. Management believes the pro forma measures also help indicate underlying trends in the business. Management also uses pro forma measures to establish operational goals and, in some cases, for measuring performance for compensation purposes.

However, analysis of results and outlook on a pro forma or non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP. Reconciliations of the Company’s analysis of results to GAAP for the current quarter are attached.

The Company’s determination of free cash flow referenced earlier is illustrated in the table below. Amounts for the quarter and first half ended January 3, 2004 are taken directly from the attached Statement of Cash Flows.

	First Half	Quarter
	Ended	Ended
	1/3/04	1/3/04

Net cash flows provided from operating activities	$148.3	$91.3
Purchases of property, plant and equipment	(14.9)	(7.1)
Cash proceeds from sales of property, plant and equipment	1.3	0.2
Acquisition of operations, net	(1.4)	0.0
Effect of exchange rates on cash and cash equivalents	13.0	9.9
Other, net financing activities	6.5	5.7

	$152.8	$100.0

Teleconference Webcast and Upcoming Events

Avnet will host a Webcast of its quarterly teleconference today at 5:00 p.m. Eastern Time. The live Webcast event, as well as other financial information including financial statement reconciliations of GAAP and non-GAAP financial measures, can be accessed through www.ir.avnet.com. Please log onto the site 15 minutes prior to the start of the event to register or download any necessary software. An archive copy of the presentation will also be available after the webcast.

Avnet will present at the following investor conferences in February and March: The Thomas Weisel Partners Technology Conference on February 3, 2004, the Goldman Sachs Technology Symposium on February 23, 2004, the Morgan Stanley Semiconductor & Systems Conference on March 2, 2004 and the Raymond James Institutional Investors Conference on March 2, 2004. For a listing of conference details and how to access each available webcast, along with additional upcoming events and other information, please visit Avnet’s investor relations website at www.ir.avnet.com.

Additional Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company with fiscal year 2003 sales (year ended June 27, 2003) of $9.05 billion, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 68 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Please feel free to visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc.
John. J. Hovis
Investor Relations
480/643-7053
investorrelations@avnet.com

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

INCLUDING RESTRUCTURING	SECOND QUARTERS ENDED
CHARGES (1) (2)
	JANUARY 3,	DECEMBER 27,
	2004 (1)	2002 (2)

Sales	$2,554.5	$2,346.7
Income (loss) before income taxes	12.9	(94.8)
Net income (loss)	8.9	(58.7)
Net income (loss) per share:
Basic	$0.07	$(0.49)
Diluted	$0.07	$(0.49)

EXCLUDING RESTRUCTURING	SECOND QUARTERS ENDED
CHARGES
	JANUARY 3,	DECEMBER 27,
	2004	2002

Sales	$2,554.5	$2,346.7
Income before income taxes	36.4	11.9
Net income	25.3	7.1
Net income per share:
Basic	$0.21	$0.06
Diluted	$0.21	$0.06

(1)	The results for the second quarter of fiscal 2004 shown above include the impact of restructuring charges recorded in connection with cost cutting initiatives and the previously announced combination of the Computer Marketing and Applied Computing operating groups into one operating group now called Technology Solutions. These charges include severance costs, charges for consolidation of certain owned and leased facilities, write-offs of certain capitalized IT-related initiatives and the impairment of certain owned assets in the Company’s European operations. These restructuring charges amounted to $23.5 million pre-tax (all of which is included in operating expenses), $16.4 million after-tax and $0.14 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these restructuring charges.

(2)	The results for the second quarter of fiscal 2003 shown above include the impact of restructuring charges recorded in connection with cost cutting initiatives. The charges related to severance costs, charges for consolidation of owned and leased facilities and write-offs of certain capitalized IT-related initiatives. The restructuring charges amounted to $106.7 million pre-tax (all of which is included in operating expenses), $65.8 million after-tax and $0.55 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these restructuring charges.

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

INCLUDING RESTRUCTURING AND	FIRST HALVES ENDED
OTHER CHARGES (1) (3)
	JANUARY 3,	DECEMBER 27,
	2004 (1) (2)	2002 (3)

Sales	$4,962.1	$4,520.6
Loss before income taxes	(3.5)	(95.9)
Net loss	(2.4)	(59.2)
Net loss per share:
Basic	$(0.02)	$(0.49)
Diluted	$(0.02)	$(0.49)

EXCLUDING RESTRUCTURING AND	FIRST HALVES ENDED
OTHER CHARGES
	JANUARY 3,	DECEMBER 27,
	2004 (2)	2002

Sales	$4,962.1	$4,520.6
Income before income taxes	52.1	10.8
Net income	36.1	6.6
Net income per share:
Basic	$0.30	$0.06
Diluted	$0.30	$0.06

(1)	The results for the first half of fiscal 2004 shown above include the impact of restructuring and other charges recorded in both the first and second quarters. These charges were recorded in connection with cost cutting initiatives and the previously announced combination of the Computer Marketing and Applied Computing operating groups into one operating group now called Technology Solutions. These charges include severance costs, charges for consolidation of certain owned and leased facilities, write-offs of certain capitalized IT-related initiatives, the impairment in the second quarter of certain owned assets in the Company’s European operations and the write-off in the first quarter of the remaining unamortized deferred loan costs associated with the Company’s multi-year credit facility terminated in September. These restructuring and other charges in the first half of fiscal 2004 amounted to $55.6 million pre-tax (all of which is included in operating expenses), $38.5 million after-tax and $0.32 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these restructuring and other charges.

(2)	The first half ended January 3, 2004 contained 27 weeks while the first half ended December 27, 2002 contained 26 weeks.

(3)	The results for the first half of fiscal 2003 shown above include the impact of restructuring charges recorded in the second quarter in connection with cost cutting initiatives. The charges related to severance costs, charges for consolidation of owned and leased facilities and write-offs of certain capitalized IT-related initiatives. The restructuring charges amounted to $106.7 million pre-tax (all of which is included in operating expenses), $65.8 million after-tax and $0.55 per diluted share. See the Consolidated Statements of Operations included herein for further disclosure of the impacts of these restructuring charges.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	SECOND QUARTERS ENDED

	JANUARY 3, 2004 (1)			DECEMBER 27, 2002 (2)

		RESTRUCT-			RESTRUCT-
	REPORTED	URING	ADJUSTED	REPORTED	URING	ADJUSTED
	RESULTS	CHARGES	RESULTS	RESULTS	CHARGES	RESULTS

Sales	$2,554,460	$—	$2,554,460	$2,346,665	$—	$2,346,665
Cost of sales	2,225,301	—	2,225,301	2,031,099	—	2,031,099

Gross profit	329,159	—	329,159	315,566	—	315,566
Selling, general and administrative expenses	271,470	—	271,470	283,993	—	283,993
Restructuring charges (1) (2)	23,465	(23,465)	—	106,765	(106,765)	—

Operating income (loss)	34,224	23,465	57,689	(75,192)	106,765	31,573
Other income, net	1,935	—	1,935	4,658	—	4,658
Interest expense	(23,209)	—	(23,209)	(24,306)	—	(24,306)

Income (loss) before income taxes	12,950	23,465	36,415	(94,840)	106,765	11,925
Income tax provision (benefit)	4,015	7,114	11,129	(36,183)	41,016	4,833

Net income (loss)	$8,935	$16,351	$25,286	$(58,657)	$65,749	$7,092

Net earnings (loss) per share:
Basic	$0.07	$0.14	$0.21	$(0.49)	$0.55	$0.06

Diluted	$0.07	$0.14	$0.21	$(0.49)	$0.55	$0.06

Shares used to compute earnings (loss) per share:
Basic	119,909	119,909	119,909	119,419	119,419	119,419

Diluted	120,898	120,898	120,898	119,419	119,419	119,419

(1)	The results for the second quarter of fiscal 2004 shown above include the impact of restructuring charges recorded in connection with cost cutting initiatives and the previously announced combination of the Computer Marketing and Applied Computing operating groups into one operating group now called Technology Solutions. These charges include severance costs, charges for consolidation of certain owned and leased facilities, write-offs of certain capitalized IT-related initiatives and the impairment of certain owned assets in the Company’s European operations. These restructuring charges amounted to $23.5 million pre-tax, $16.4 million after-tax and $0.14 per diluted share.

(2)	The results for the second quarter of fiscal 2003 shown above include the impact of restructuring charges recorded in connection with cost cutting initiatives. The charges related to severance costs, charges for consolidation of owned and leased facilities and write-offs of certain capitalized IT-related initiatives. The restructuring charges amounted to $106.7 million pre-tax, $65.8 million after-tax and $0.55 per diluted share.

AVNET, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(THOUSANDS EXCEPT PER SHARE DATA)

	FIRST HALVES ENDED

	JANUARY 3, 2004 (1) (2)			DECEMBER 27, 2002 (3)

		RESTRUCT-			RESTRUCT-
	REPORTED	URING AND	ADJUSTED	REPORTED	URING	ADJUSTED
	RESULTS	OTHER CHGS.	RESULTS	RESULTS	CHARGES	RESULTS

Sales	$4,962,110	$—	$4,962,110	$4,520,555	$—	$4,520,555
Cost of sales	4,323,854	—	4,323,854	3,907,370	—	3,907,370

Gross profit	638,256	—	638,256	613,185	—	613,185
Selling, general and administrative expenses	540,021	—	540,021	561,659	—	561,659
Restructuring and other charges (1) (3)	55,618	(55,618)	—	106,765	(106,765)	—

Operating income (loss)	42,617	55,618	98,235	(55,239)	106,765	51,526
Other income, net	4,237	—	4,237	10,596	—	10,596
Interest expense	(50,367)	—	(50,367)	(51,337)	—	(51,337)

Income (loss) before income taxes	(3,513)	55,618	52,105	(95,980)	106,765	10,785
Income tax provision (benefit)	(1,089)	17,081	15,992	(36,835)	41,016	4,181

Net income (loss)	$(2,424)	$38,537	$36,113	$(59,145)	$65,749	$6,604

Net earnings (loss) per share:
Basic	$(0.02)	$0.32	$0.30	$(0.49)	$0.55	$0.06

Diluted	$(0.02)	$0.32	$0.30	$(0.49)	$0.55	$0.06

Shares used to compute earnings (loss) per share:
Basic	119,753	119,753	119,753	119,419	119,419	119,419

Diluted	119,753	119,753	119,753	119,419	119,419	119,419

(1)	The results for the first half of fiscal 2004 shown above include the impact of restructuring and other charges recorded in both the first and second quarters. These charges were recorded in connection with cost cutting initiatives and the previously announced combination of the Computer Marketing and Applied Computing operating groups into one operating group now called Technology Solutions. These charges include severance costs, charges for consolidation of certain owned and leased facilities, write-offs of certain capitalized IT-related initiatives, the impairment in the second quarter of certain owned assets in the Company’s European operations and the write-off in the first quarter of the remaining unamortized deferred loan costs associated with the Company’s multi-year credit facility terminated in September. These restructuring and other charges in the first half of fiscal 2004 amounted to $55.6 million pre-tax, $38.5 million after-tax and $0.32 per diluted share.

(2)	The first half ended January 3, 2004 contained 27 weeks while the first half ended December 27, 2002 contained 26 weeks.

(3)	The results for the first half of fiscal 2003 shown above include the impact of restructuring charges recorded in the second quarter in connection with cost cutting initiatives. The charges related to severance costs, charges for consolidation of owned and leased facilities and write-offs of certain capitalized IT-related initiatives. The restructuring charges amounted to $106.7 million pre-tax, $65.8 million after-tax and $0.55 per diluted share.

AVNET, INC.
CONSOLIDATED BALANCE SHEETS
(THOUSANDS)

	JANUARY 3,	JUNE 27,
	2004	2003

Assets:
Current assets:
Cash and cash equivalents	$479,449	$395,467
Receivables, net	1,769,163	1,471,806
Inventories	1,166,953	1,097,580
Other	80,511	161,237

Total current assets	3,496,076	3,126,090
Property, plant and equipment, net	208,807	250,412
Goodwill	860,998	857,110
Other assets	254,992	265,939

Total assets	4,820,873	4,499,551

Less liabilities:
Current liabilities:
Borrowings due within one year	119,568	187,656
Accounts payable	1,125,501	802,039
Accrued expenses and other	313,192	316,355

Total current liabilities	1,558,261	1,306,050
Long-term debt, less due within one year	1,267,735	1,278,399
Other long-term liabilities	67,652	82,580

Total liabilities	2,893,648	2,667,029

Shareholders’ equity	$1,927,225	$1,832,522

AVNET, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(THOUSANDS)

	FIRST HALVES ENDED
	JANUARY 3,	DECEMBER 27,
	2004	2002

Cash flows from:
Operations:
Net loss	$(2,424)	$(59,145)
Add non-cash and other reconciling items:
Depreciation and amortization	35,107	47,709
Deferred taxes	37	(3,495)
Non-cash restructuring and other charges	31,409	59,027
Other, net	21,810	20,454

	85,939	64,550
Receivables	(254,941)	(6,922)
Inventories	(27,332)	199,351
Accounts payable	299,266	32,121
Accrued expenses and other, net	45,372	161,902

Net cash flows provided from operating activities	148,304	451,002

Financing:
Reduced drawings under accounts receivable securitization program	—	(150,000)
Repayment of notes	(70,878)	—
Proceeds from (repayment of) commercial paper and bank debt, net	2,067	(257,833)
Proceeds from (repayment of) other debt, net	15	(1,539)
Other, net	6,497	(67)

Net cash flows used for financing activities	(62,299)	(409,439)

Investing:
Purchases of property, plant, and equipment	(14,923)	(24,781)
Cash proceeds from sales of property, plant and equipment	1,306	8,683
Acquisition of operations, net	(1,448)	(1,899)

Net cash flows used for investing activities	(15,065)	(17,997)

Effect of exchange rates on cash and cash equivalents	13,042	2,938

Cash and cash equivalents:
increase	83,982	26,504
at beginning of year	395,467	159,234

at end of period	$479,449	$185,738

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	SECOND QUARTERS ENDED		FIRST HALVES ENDED

	JANUARY 3,	DECEMBER 27,	JANUARY 3,	DECEMBER 27,
SALES	2004	2002	2004	2002

Electronics Marketing	$1,332.2	$1,204.1	$2,690.2	$2,445.9
Technology Solutions	1,222.3	1,142.6	2,271.9	2,074.7

Consolidated	$2,554.5	$2,346.7	$4,962.1	$4,520.6

OPERATING INCOME (LOSS)
Electronics Marketing	$40.2	$22.5	$73.6	$37.2
Technology Solutions	30.4	21.7	48.6	32.1
Corporate	(12.9)	(12.7)	(24.0)	(17.8)

Consolidated Before Restructuring and Other Charges	57.7	31.5	98.2	51.5
Restructuring and Other Charges	(23.5)	(106.7)	(55.6)	(106.7)

Consolidated	$34.2	$(75.2)	$42.6	$(55.2)